For Immediate Release

       TIME WARNER RAISES $1.5 BILLION FOR DEBT REDUCTION

            --Debt Reduction Program at $3.1 billion--

NEW YORK, Apr. 2, 1996 - Time Warner Inc. today raised $1.5 billion for debt reduction by pricing its offering of exchangeable preferred stock under rule 144A, it was announced by Time Warner Chairman and CEO Gerald M. Levin.

In making the announcement, Levin said, "By realizing the cash value of a portion of our preferred equity in Time Warner Entertainment, we will bring our debt reduction program to $3.1 billion.
Our debt reduction efforts have strengthened our balance sheet, demonstrating our continuing commitment to an investment-grade rating. As we go forward, we will continue to work toward further strengthening our balance sheet and improving our ratios."

The offering will consist of 1.5 million shares of 10-1/4% Series K Exchangeable Preferred Stock with an aggregate liquidation preference of $1.5 billion.

The securities will initially be offered in a private placement under rule 144A, will not be registered under the United States Securities
Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be an offer or sale of the securities in the proposed offering in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Time Warner Inc., the world's leading media company, consists of three fundamental businesses: entertainment, news and information and telecommunications with interests in filmed entertainment, television production, broadcasting, recorded music and music publishing, cable television programming, theme parks, magazine and book publishing, and cable television.